Exhibit 10.2

Template for PSU Grants

Open Performance Criteria and Alternative Provisions

NOTICE OF PERFORMANCE–BASED RESTRICTED STOCK UNIT AWARD

under the

CINEDIGM CORP. 2017 EQUITY INCENTIVE PLAN

This AWARD, made as of the __ day of _________, 20__, by Cinedigm Corp., a Delaware corporation (the “Company”), to «Name» (“Participant”), is made pursuant to and subject to the provisions of the Company’s 2017 Equity Incentive Plan (the “Plan”). All terms that are used herein that are defined in the Plan shall have the same meanings given them in the Plan.

Contingent Performance Share Units

1.	Grant Date. Pursuant to the Plan, the Company, on ___________ __, 20__ (the “Grant Date”), granted Participant an incentive award (“Award”) in the form of [_#_] Performance-Based Restricted Stock Units (“Performance Share Units” or “PSU”) (which number of Units is also referred to herein as the “Target Units”), subject to the terms and conditions of the Plan and subject to the terms and conditions set forth herein. Each Performance Share Unit shall have a value equal to one share of the Company’s Class A Common Stock based on the Market Price of the Stock on the relevant determination date.

[IF APPLICABLE-- The Award shall be divided into separate tranches as follows-- ___________________________________. Unless otherwise indicated below, the provisions of this Notice of Award shall apply to [both/all] Unit Tranches.].

2.	Restrictions. Except as otherwise provided in this Award, the Performance Share Units are unearned, nontransferable and are subject to a substantial risk of forfeiture. In addition, the Performance Share Units shall not be earned, and Participant’s interest in the Performance Share Units granted hereunder shall be forfeited, except to the extent that the following paragraphs are satisfied.

3.	Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

4.	Performance Criteria. Participant’s Performance Share Units shall be earned as soon as practicable after the end of the relevant Measurement Period based on the formulae and terms below (to the nearest whole Performance Share Unit). Such Performance Share Units shall be subject to the terms and conditions set forth in the following paragraphs of this Notice of Award.

(a)	The Measurement Period for the Performance Share Units is the period running from ____________ __, 20__ to __________________ __, 20__.

(b)

[Description of Performance Criteria and Definitions of all Relevant Terms to be inserted]

Template for PSU Grants

Open Performance Criteria and Alternative Provisions

5.	Earning and Vesting of Performance Share Units. As soon as practicable after the end of the Measurement Period, a determination shall be made by the Committee of the number of whole Units that Participant has earned. The date as of which the Committee determines the number of Units earned shall be the “Award Date.” All Units that are earned [As applicable—

ALTERNATIVE A-- shall be vested in accordance with the following schedule:

OR

ALTERNATIVE B--shall be immediately vested.

6.	Time of Payment. Payment of Participant’s vested Performance Share Units shall be made as soon as practicable after the Award has become vested, but in no event later than March 15th of the calendar year after the year in which the Award becomes vested.

7.	Form of Payment. The vested Performance Share Units shall be paid, as determined solely at the discretion of the Company, [As Applicable-- in (a) whole shares of the Company’s Common Stock, (b) cash, or (c) a combination of both Stock and cash.]

Termination of Employment [During the Measurement Period/Before the Award Date] [or Vesting Period]

8.	[(a) During the Measurement Period/Before the Award Date]. Anything in this Notice of Award to the contrary notwithstanding, if Participant separates from service during the Measurement Period but prior to the forfeiture of the Performance Share Units under paragraph 9,

ALTERNATIVE A-- all PSUs that are forfeitable shall be forfeited. OR

ALTERNATIVE B-- if the separation from service is due to a Qualifying Termination Event (as defined below), all PSUs that are forfeitable shall become fully earned and vested as of the Award Date that would apply if there was no separation from service. OR

ALTERNATIVE C-- if the separation from service is due to a Qualifying Termination Event (as defined below), the portion of the PSUs that are forfeitable shall become earned and vested as of the Award Date that would apply if there was no separation from service as to a pro rata portion of the unearned and unvested portion of the PSUs, as determined in accordance with the following sentence. The pro rata portion of the PSUs that shall be earned and vested pursuant to the preceding sentence shall be equal to a fraction (not to exceed 1) of the total PSUs in each unvested Tranche of the PSUs where the numerator of such fraction shall be the number of full months of service performed by Participant after the Grant Date and prior to the Qualifying Termination Date, and the denominator of such fraction shall be determined in accordance with the following table:

Tranche No.	Denominator

Template for PSU Grants

Open Performance Criteria and Alternative Provisions

The non-vested portion of the PSUs shall be forfeited.

[IF APPLICABLE -- (b) After the Measurement Period but prior to the Award Date. Anything in this Notice of Award to the contrary notwithstanding if, after the Measurement Period ends, but prior to the Award Date, Participant experiences a Qualifying Termination Event (as defined below), such Participant shall be entitled to their Target Units as of the Award Date to the extent earned pursuant to paragraph 4, and such earned Units shall be fully vested as of the Award Date.]

9.	Forfeiture. Except as provided in paragraph 17, Performance Share Units that are unearned and/or forfeitable shall be forfeited if Participant’s employment with the Company or an Affiliate terminates for any reason other than by reason of a [Qualifying Termination Event or] Change in Control as outlined in Paragraph[s 8, 18 and] 17.

10.	Death of Participant. If Participant dies prior to the vesting of their Performance Share Units, any earned Performance Share Units shall be paid to their Beneficiary. Participant shall have the right to designate a Beneficiary in accordance with procedures established under the Plan for such purpose. If Participant fails to designate a Beneficiary, or if at the time of the Participant’s death there is no surviving Beneficiary, any earned Performance Share Units will go to the Participant’s estate.

General Provisions

11.	No Right to Continued Employment. Neither this Award nor the granting, earning or vesting of Performance Share Units shall confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s employment at any time.

12.	Change in Capital Structure. In accordance with the terms of the Plan, the terms of this grant shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

14. Governing Law. This Award shall be governed by the laws of the State of Delaware and applicable Federal law. All disputes arising under this Award shall be adjudicated solely within the state or federal courts located within the State of Delaware.

15. Conflicts.

(a) In the event of any conflict between the provisions of the Plan as in effect on the Grant Date and the provisions of this Award, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Grant Date.

(b) In the event of any conflict between the provisions of this Award and the provisions of any separate Agreement between the Company and the Participant, the provisions of that separate Agreement shall govern.

Template for PSU Grants

Open Performance Criteria and Alternative Provisions

16.	Binding Effect. Subject to the limitations stated above and in the Plan, this Award shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

17.	Change in Control. Anything in this Notice of Award to the contrary notwithstanding, upon a Change in Control (as defined in the Plan), prior to the forfeiture of the Performance Share Units under paragraph 9,

ALTERNATIVE A -- [all/a pro-rata portion] of the Target Units shall be earned and non-forfeitable as of the date of the Change in Control, based on the higher of actual or target performance as of such date. OR

ALTERNATIVE B—[describe other treatment in compliance with Article 18 of the Plan]

18. [Qualifying Termination Event and] Other Terms.

[If Applicable-- (a) For purposes of this Award, Qualifying Termination Event shall mean a Participant’s death, Disability, termination by the Company or an Affiliate other than for Cause, or voluntary termination for Good Reason.

(b) “Disability” shall mean a Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(c)] If the events described in [subparagraph (a) or] paragraph 17 occur after the date that the Participant is advised (upon recommendation by the Committee) that their employment is being, or will be, terminated for Cause, on account of performance or in circumstances that prevent them from being in good standing with the Company, accelerated vesting shall not occur and all rights under this Award shall terminate, and this Award shall expire on the date of Participant’s termination of employment. The Committee shall have the authority to determine whether Participant’s termination from employment is for Cause or for any reason other than Cause.

19.	Taxes. Tax withholding requirements attributable to the earning and vesting of these PSUs, including employment taxes, Federal income taxes, and state and local income taxes with respect to the state and locality where, according to the Company’s system of records, Participant resides at the time this Award is earned and vests, except as otherwise might be determined to be required by the Company, will be satisfied by Participant as instructed in the established procedures of the Company. For these purposes, the Company may, at the request of the Participant, withhold from the Award, to the extent paid in Shares, the number of whole Shares of common stock necessary to satisfy tax-withholding requirements attributable to the earning and vesting of the Award. It is Participant’s responsibility to properly report all income and remit all Federal, state, and local taxes that may be due to the relevant taxing authorities as the result of the earning and Vesting of this Award.

20.	Recoupment. In addition to any other applicable provision of the Plan, this Award is subject to the terms of any separate Clawback Policy maintained by the Company, as such Policy may be amended from time to time.

Template for PSU Grants

Open Performance Criteria and Alternative Provisions

IN WITNESS WHEREOF, the Company and Participant have each caused this Award to be signed on their behalf.

CINEDIGM CORP.

By:

By:
Participant